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                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our reports dated December 12, 1996, except for Note 6(1), as to which the date is March 25, 1997, with respect to the consolidated financial statements of United Homes, Inc. as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, and dated October 15, 1997 with respect to the financial statements of United Development Bristolwood Limited Partnership as of September 30, 1995 and for the year then ended, in the Registration Statement (Form S-1) and related Prospectus of United Homes, Inc. for the registration of $7,000,000 of Debentures due March 15, 2005.




                                        Ernst & Young LLP



Chicago, Illinois
October 20, 1997